Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES

$100 MILLION PRIVATE PLACEMENT OF

TRUST PREFERRED SECURITIES

New York, NY – June 30, 2005 – SL Green Realty Corp. (NYSE: SLG) announced today that it has issued $100 million of Trust Preferred Securities. Proceeds will be used to repay the Company’s lines of credit and to fund future investment opportunities.

The $100 million of Trust Preferred Securities have a 30-year term ending July 2035.  They bear interest at a fixed rate of 5.61% for the first 10 years ending July 2015. Thereafter the rate will float at three month LIBOR plus 1.25%. The securities are redeemable at par beginning in July 2010.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and will be sold in a private transaction under Regulation D of the Securities Act. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan commercial office properties. The Company’s portfolio consists of 29 properties aggregating approximately 18.7 million square feet. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.